Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA.
     The following table sets forth selected historical consolidated financial and operating data for our company, updated as described in Item 8.01 of this Current Report on Form 8-K. The selected historical consolidated statement of operations and cash flows data for the years ended December 31, 2005 and 2004, and the selected consolidated balance sheet data as of December 31, 2006, 2005 and 2004 are derived from our audited consolidated financial statements, which are not included herein. The selected historical consolidated statement of operations and cash flows data for the three years ended December 31, 2008, 2007 and 2006, and the selected consolidated balance sheet data as of December 31, 2008, and 2007, are derived from our audited consolidated financial statements included within Item 8 of the Company’s Annual Report, as updated by Exhibit 99.2 to this Current Report on Form 8-K.
     Our financial statements for the years ended December 31, 2008, 2007 and 2006 include the results of Paramount Petroleum Corporation and its subsidiaries from August 1, 2006 and of the Long Beach refinery from September 28, 2006. Additionally, our financial statements for the year ended December 31, 2008 include the results of the Krotz Springs refining business from July 1, 2008. As a result of these transactions, the financial and operating data for periods prior to the effective date of these transactions may not be comparable to the data for the years ended December 31, 2008, 2007, and 2006.
     The following selected historical consolidated financial and operating data should be read in conjunction with Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K and the consolidated financial statements and notes thereto included in Exhibit 99.2 to this Current Report on Form 8-K.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$5,156,706	$4,542,151	$3,093,890	$2,330,334	$1,709,117
Operating costs and expenses (1)	5,258,153	4,363,238	2,877,811	2,180,162	1,639,853

Gain on involuntary conversion of assets (2)	279,680	—	—	—	—
Gain on disposition of assets (3)	45,244	7,206	63,255	38,591	175

Operating income	223,477	186,119	279,334	188,763	69,439
Net income available to common stockholders	82,883	103,936	157,368	103,988	25,132

Earnings per share, basic (4)	$1.77	$2.22	$3.37	$2.61	$0.72
Weighted average shares outstanding, basic (4)	46,788	46,763	46,738	39,889	35,001
Earnings per share, diluted	$1.72	$2.16	$3.36	$2.61	$0.72
Weighted average shares outstanding, diluted	49,583	46,804	46,779	39,908	35,001
Cash dividends per common share	0.16	0.16	3.03	1.96	—

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(812)	$123,950	$142,977	$137,895	$76,743
Investing activities	(610,322)	(147,254)	(421,070)	(106,962)	(39,886)
Financing activities	560,973	27,753	205,439	42,530	19,244

BALANCE SHEET DATA (end of period):
Cash and cash equivalents and short-term investments	$18,454	$95,911	$64,166	$322,140	$63,357
Working capital (5)	278,781	290,734	235,518	280,483	60,558
Total assets	2,413,433	1,581,386	1,408,785	758,780	472,516
Total debt	1,103,569	536,615	498,669	132,390	187,706
Total equity	536,867	403,922	299,862	286,559	79,648

(1)	Our buy/sell arrangements involve linked purchases and sales related to refined product contracts entered into to address location, quality or grade requirements. As of January 1, 2006, these buy/sell transactions are included on a net basis in sales in the consolidated statements of operations and profits are recognized when the exchanged product is sold. Prior to January 1, 2006, the results of these buy/sell transactions were recorded separately in sales and cost of sales in the consolidated statements of operations. See Note 2 to our consolidated financial statements included in Exhibit 99.2 to this Current Report on Form 8-K.

(2)	Gain on involuntary conversion of assets reported in 2008 of $279.7 million represents the insurance proceeds received as a result of the Big Spring refinery fire in excess of the book value of the assets impaired of $25.3 million and demolition and repair expenses of $25.0 million incurred through December 31, 2008.

(3)	Gain on disposition of assets reported in 2008 primarily reflects the recognition of all the remaining deferred gain associated with the HEP transaction due to the termination of an indemnification agreement with HEP. Gain on disposition of assets reported in 2007 reflects the recognition of $7.2 million deferred gain recorded primarily in connection with the HEP transaction. Gain on disposition of assets reported in 2006 reflects the $52.5 million gain recognized in connection with the Amdel and White Oil transaction and the recognition of $10.8 million deferred gain recorded in connection with the HEP transaction.

(4)	Basic weighted average shares outstanding and basic earnings per share amounts for the periods presented reflect the effect of a 33,600-for-one split of our common stock which was effected on July 6, 2005. On August 2, 2005, we completed an initial public offering of 11,730,000 shares of our common stock. The shares issued in our initial public offering are included in the number of weighted average shares outstanding at December 31, 2008, 2007 and 2006, respectively.

(5)	Working capital excludes the current portion of long-term debt which is included as part of total debt.